Exhibit 8.4

DLA Piper LLP (US) 444 West Lake Street, Suite 900 Chicago, Illinois 60606-0089 T 312.368.4000 F 312.236.7516 W www.dlapiper.com

December 17, 2019

Special Committee of the Board of Directors

c/o Steadfast Apartment REIT, Inc.

18100 Von Karman Avenue, Suite 500

Irvine, CA 92612

Attn: Thomas Purcell

Re:	Tax Opinion for REIT Status

Ladies and Gentlemen:

We have acted as counsel to Steadfast Apartment REIT III, Inc., a Maryland corporation (the “Company”), in connection with that certain Agreement and Plan of Merger, dated as of August 5, 2019 (the “Merger Agreement”), by and among Steadfast Apartment REIT, Inc., a Maryland corporation (“STAR”), Steadfast Apartment REIT Operating Partnership, L.P., a Delaware limited partnership and the operating partnership of STAR, SIII Subsidiary, LLC, a Maryland limited liability company and a wholly owned subsidiary of STAR (“Merger Sub”), the Company and Steadfast Apartment REIT III Operating Partnership, L.P., a Delaware limited partnership and the operating partnership of the Company. Pursuant to the Merger Agreement, the Company will merge with and into Merger Sub.

Pursuant to Section 8.2(f) of the Merger Agreement, STAR is to receive an opinion (the “Opinion”) as to whether, commencing with the Company’s taxable year ended December 31, 2016, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) under Section 856 of the Internal Revenue Code of 1986, as amended (the “Code”), and its current and proposed method of operation as described in the Form S-4 (defined below) will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code. Capitalized terms not defined herein shall have the meanings assigned to them in the Merger Agreement.

In connection with rendering the Opinion, we have examined originals (or copies identified to our satisfaction as true copies of the originals) of the following documents (collectively, the “Reviewed Documents”):

(1)	the Company’s Second Articles of Amendment and Restatement in effect as of the date hereof (the “Articles”);

(2)	the Company’s Bylaws in effect as of the date hereof (the “Bylaws”);

(3)	the Registration Statement filed with the SEC on Form S-4 on December 17, 2019, including the joint proxy statement/prospectus of STAR and the Company included therein (the “Form S-4”)

(4)	the Merger Agreement; and

(5)	such other documents as may have been presented to us by the Company from time to time.

In addition, we have relied upon the factual representations contained in the certificate issued by the Company, dated as of the date hereof, executed by a duly appointed officer of the Company, setting forth certain representations relating to the organization and proposed operation of the Company and its subsidiaries (the “Certificate”).

For purposes of our Opinion, we have not made an independent investigation of all of the facts set forth in the documents we reviewed. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our Opinion. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents. Any representation or statement in any document upon which we rely that is made “to the best of our knowledge” or otherwise similarly qualified is assumed to be correct. Any alteration of such facts may adversely affect our Opinion.

In our review, we have assumed, with the consent of the Company, that all of the representations and statements of a factual nature set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We have also assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

The Opinion set forth in this letter is based on relevant provisions of the Code, the regulations promulgated thereunder by the United States Department of the Treasury (“Regulations”) (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history, and existing administrative rulings and practices of the Internal Revenue Service (“IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof.

In rendering this Opinion, we have assumed that the transactions contemplated by the Reviewed Documents have been or will be consummated in accordance with the terms and provisions of such documents, and that such documents accurately reflect the material facts of such transactions. In addition, the Opinion is based on the assumption that the Company and its subsidiaries will each be operated in the manner described in the Articles, the Bylaws and the other organizational documents of each such entity and their subsidiaries, as the case may be, and all terms and provisions of such agreements and documents will be complied with by all parties thereto.

It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our Opinion could affect our conclusions. Furthermore, if the facts vary from those relied upon (including if any representations, warranties, covenants or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), our Opinion contained herein could be inapplicable. Moreover, the qualification and taxation of the Company as a REIT depends upon its ability to meet, through actual annual operating results, distribution levels and diversity of share ownership and the various qualification tests imposed under the Code, the results of which will not be reviewed by the undersigned. Accordingly, no assurance can be given that the actual results of the operations of the Company for any one taxable year will satisfy such requirements.

Based upon and subject to the foregoing, we are of the opinion that commencing with its taxable year ended December 31, 2016, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its current and proposed method of operation as described in the Form S-4 has enabled the Company to continue to meet, through the Merger Effective Time, the requirements for qualification and taxation as a REIT under the Code.

The foregoing Opinion is limited to the matters specifically discussed herein, which are the only matters to which the Company has requested our opinion pursuant to the Merger Agreement. Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein.

This letter is being provided to STAR at the request of the Company in connection with the Merger Agreement. Only STAR may rely on this letter. Without our prior written consent, this letter may not be relied upon by any other person or entity or used for any other purpose. We assume no obligation to advise STAR or the Company of any changes in the foregoing subsequent to the date of this letter, and we are not undertaking to update this letter from time to time. Please note that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the IRS or that a court considering the issues would not hold otherwise.

Very truly yours,

/s/ DLA Piper LLP (US)
DLA Piper LLP (US)

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